Exhibit 99(a)(2)

Deloitte &
   Touche LLP         __________________________________________________________
                      Twenty-Fourth Floor             Telephone: (215) 246-2300
                      1700 Market Street              Facsimile: (215) 569-2441
                      Philadelphia, Pennsylvania 19103-3984


INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors of
   GMAC Commercial Mortgage Corporation:

We have examined management's assertion about GMAC Commercial Mortgage Corporation's (the "Company") compliance with its established minimum master servicing standards (herein "Master Servicing Policy") identified and included in the accompanying management assertion as of and for the year ended December 31, 1996, dated March 3, 1997. Management is responsible for the Company's compliance with the Master Servicing Policy. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with the standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Master Servicing Policy and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the Master Servicing Policy.

In our opinion, management's assertion that the company complied with the aforementioned Master Servicing Policy as of and for the year ended December 31, 1996 is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

March 3, 1997


Deloitte Touche
Tohmatsu
International


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March 3, 1997

Deloitte & Touche LLP
1700 Market Street
Philadelphia, PA 19103-3984

Gentlemen:

DIRECT LOAN SERVICING
We have separately provided to you our written assertions that as of and for the year ended December 31, 1996, GMAC Commercial Mortgage Corporation (the "Company") complied, in all material respects, with their Minimum Servicing Standards for loans directly serviced by the Company in our report dated February 28, 1997. The Company's Minimum Servicing Standards were derived from the Mortgage Banker's Association of America's Uniform Single Attestation Program for Mortgage Bankers.

MASTER LOAN SERVICING
The Company as master servicer, performs certain functions with respect to servicing loans, however, the direct loan servicing functions are performed by various subservicers. For those loans included in the Pooling and Servicing Agreements listed in the attached Exhibit A, the Company has complied with their Master Servicing Standards enumerated below, as of and for the year ended December 31, 1996.

                      GMAC COMMERCIAL MORTGAGE CORPORATION
                       MINIMUM MASTER SERVICING STANDARDS

I.    CUSTODIAL BANK ACCOUNTS

      1. Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

            (a)   be mathematically accurate;

            (b) be prepared within forty-five (45) calendar days after the cutoff date, but in any event in accordance with the applicable servicing agreements;

            (c) be reviewed and approved by someone other than the person who prepared the reconciliation; and

            (d) explanations for reconciling items shall be documented and shall be resolved within ninety (90) calendar days of their original identification.

      2. Funds of the servicing entity shall be advanced as specified in the applicable servicing agreements in cases where there is potential for an overdraft in an investor's account or a request letter has been received from a subservicer for a servicing advance stipulated by the subservicing agreement.

      3. All cash for each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor in accordance with the applicable servicing agreement requirements for bank ratings.

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II.   MORTGAGE PAYMENTS

      1. Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt from the subservicer.

      2. Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records within two business days of receipt from the subservicer.

III.  DISBURSEMENTS

      1. Remittances made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

      2. Amounts remitted to investors per the servicer's investor reports shall agree with canceled checks, or other form of payment, or custodial bank statements.

IV.   INVESTOR ACCOUNTING AND REPORTING

      1. Monthly investor reports shall be sent in a timely manner listing loan level detail of payments and balances, and all other data required by the servicing agreements.

V.    INSURANCE POLICIES

      1. A fidelity bond and errors and omissions policy shall be in effect on the Company throughout the reporting period in the amounts following: General Motors Corporation fidelity bond of $150 million, a GMAC Commercial Mortgage Corporation errors and omissions policy of $30 million and a GMAC Commercial Mortgage Corporation excess miscellaneous professional liability policy of $30 million.

VI.   MONITORING OF SUBSERVICER COMPLIANCE

      1. Within 120 days of a subservicer's year-end, the subservicer's management assertions about compliance with minimum servicing standards which were derived from the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers and the Independent Accountants' Report on management's assertions shall be reviewed, and if material exceptions are found, appropriate corrective action will be taken.

      2. An on-site subservicer review for all subservicers with servicing principal amounting to 10% of the applicable pool balance shall be performed annually.

      3. An annual certification from each subservicer stating that the subservicer is in compliance with its subservicer agreement shall be obtained by April 30th for the previous calendar year.

/s/ Ann W. Cassidy
---------------------
Ann W. Cassidy
Senior Vice President

/s/ Gary Severyn
---------------------
Gary Severyn
Vice President


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                                    EXHIBIT A


Mortgage Capital Funding, Inc., Series 1996-MC1

Mortgage Capital Funding, Inc., Series 1996-MC2

LB Commercial Conduit Mortgage Trust II, Series 1996-C2

LB Commercial Conduit Mortgage Trust, Series 1995-C2

LTC Commercial Mortgage Pass-Through Certificates, Series 1996-1

GMAC Commercial Mortgage Securities, Inc., Series 1996-C1

GMAC Commercial Mortgage Securities, Inc., Series 1996-C2

Mortgage Capital Funding, Inc., Series 1993-C1

Citibank, N.A., Series 1994-1

Citibank, N.A., Series 1994-C2

Mortgage Capital Funding, Inc., Series 1994-MC1

Mortgage Capital Funding, Inc., Series 1995-MC1